PORTFOLIO MANAGEMENT CONTRACT

[Insert Money Manager’s Name Here]

and

Russell Investment Management, LLC

Effective Date: Termination Date:	May 31, 20

PORTFOLIO MANAGEMENT CONTRACT

Dated                     .

Between:

Russell Investment Management, LLC (“RIM”), as fiduciary for Russell Investment Company (“RIC”) and Russell Investment Funds (“RIF”) (collectively referred to herein as the “Investment Company”); and

                     (“Money Manager”).

WHEREAS, RIM acts as the advisor of RIC and RIF pursuant to the terms of Advisory Agreements with each of RIC and RIF. RIM is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”). Investment Company, a Massachusetts business trust, is an open-end management investment company registered as an investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”). The Investment Company is a “series” company. The Investment Company issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, RIM is responsible for the day-to-day management and administration of the Investment Company and for the coordination of investment of each Fund’s assets in portfolio securities. However, specific portfolio purchases and sales for each Fund’s investment portfolio, or a portion thereof, are to be made by portfolio management organizations selected and appointed by RIM, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”).

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.    Appointment as a Money Manager. RIM, being duly authorized, hereby appoints and employs Money Manager as a discretionary money manager to the Fund(s) of RIC and/or RIF as designated on Exhibit A, on the terms and conditions set forth herein, for those assets of the Fund(s) which RIM, as a fiduciary for Investment Company, determines to assign to Money Manager (those assets being referred to for the Fund(s) individually and collectively as the “Fund Account”). The Money Manager acknowledges and agrees that RIM may determine at any given time that no Fund assets will be assigned to Money Manager. This appointment and employment shall not apply to RIC or RIF if Exhibit A designates that this Contract is not applicable to either RIC or RIF.

2.    Acceptance of Appointment. Money Manager accepts the appointment as a discretionary money manager and agrees to manage the Fund Account in accordance with the terms and conditions of this Contract. In performing its obligations under this Contract, the Money Manager may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

3.    Standard of Performance. The Money Manager shall exercise all due diligence and vigilance in carrying out its functions, powers and duties under this Contract including the degree of care, diligence and skill that a reasonably prudent manager would exercise under the circumstances.

4.    Portfolio Management Services of Money Manager.

(a)

Money Manager is hereby employed and authorized to select portfolio securities for investment by the Fund Account, to determine to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with this Contract.

(b)	In providing portfolio management services to and in exercising any investment discretion for the Fund Account, Money Manager shall be subject to and shall comply with:

(i)

The Act, the Rules and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission thereunder and all applicable laws in the jurisdiction where the Money Manager is located or in which the Fund Account invests, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines (as defined in Section 5) of the Fund Account furnished pursuant to Section 5,

(iii)	This Contract,

(iv)

The investment restrictions, objectives, strategies and policies set forth in the then current prospectus and statement of additional information of the Fund(s), as amended from time to time (the “Disclosure Documents”),

(v)	The Fund’s policies and procedures;

(vi)	The supervision and control of the Board,

(vii)	Such specific instructions as the Board or RIM may adopt and communicate to Money Manager, and

(viii)	Any other instructions from RIM.

Money Manager shall immediately notify RIM if it is unable to comply with any of the foregoing.

(c)

Money Manager shall monitor its compliance with the Investment Guidelines and the Disclosure Documents at all times and shall report to RIM immediately any transactions or holdings that may be in violation of the Investment Guidelines or the Disclosure Documents. Money Manager shall have the sole obligation to correct any violation of the Investment Guidelines or Disclosure Documents and shall reimburse RIM, the Fund(s) or Fund Account for any and all losses, costs or damages resulting from such violation if such violation was due to the negligence of the Money Manager.

(d)

If for any reason which is beyond the control of the Money Manager, including market movements, contributions to or withdrawals from the Fund Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Fund Account ceases to comply with the Investment Guidelines or the Disclosure Documents, then the Money Manager must promptly remedy the non-compliance.

(e)

RIM may, at any time, instruct Money Manager in the performance of Money Manager’s functions. Money Manager is not required to act on any instructions which it knows would violate Relevant Law, provided it advises RIM in writing and provides reasonable detail regarding the reason(s) for noncompliance.

(f)	At RIM’s reasonable request, Money Manager will consult with RIM, with respect to any decision made by it with respect to the investments of the Fund Account.

(g)

RIM, in its sole discretion, may authorize a withdrawal from the Fund Account in cash or in assets of the Fund Account. Money Manager must use reasonable endeavors to satisfy such instruction promptly.

(h)	RIM must advise Money Manager of any additional money made available for investment and management pursuant to this Contract, prior to transfer into the Fund Account’s account at the Custodian.

(i)

Money Manager shall not consult with any other money manager acting as a sub-advisor to the Investment Company concerning transactions of the Fund in securities or other assets in the Fund Account managed by Money Manager other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(j)

Understanding that the Fund is valued on a daily basis, Money Manager shall provide timely assistance to RIM and/or the Fund’s administrator (together, “RI”) in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Fund Account for which RI seeks assistance from Money Manager or identifies for review by Money Manager. This assistance shall include (but is not limited to):

(i)

designating and providing access to one or more employees of Money Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Money Manager for consultation with RI upon reasonable advance notice;

(ii)	assisting RI in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Fund Account (to the extent reasonably practicable);

(iii)

confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Money Manager to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)

taking into account the time sensitive nature of the matter, promptly informing RIM of significant developments that in the judgment of Money Manager affect the value of any security or other asset held in the Fund Account with respect to the aforementioned fair valuation recommendations that have been made by the Money Manager; and

(v)

maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to RIM upon request, with such records being deemed Fund records.

(k)

[FOR MULTI-ASSET GROWTH STRATEGY FUND AND COMMODITY STRATEGIES FUND ONLY] The Money Manager is [not providing commodity interest trading advice to the Fund] / [registered with the National Futures Association as a commodity trading adviser (“CTA”) and agrees that it will provide commodity interest trading advice as a money manager to the Fund in its capacity as a registered CTA] / [providing commodity interest trading advice as a money manager to the Fund in reliance on an exemption from the requirements that it register with the National Futures Association as a commodity trading adviser] / [providing commodity interest trading advice as a money manager to the Fund as if it were exempt from the requirement that it register with the National Futures Association as a commodity trading adviser (“CTA”) and hereby notifies RIM that the Money Manager will operate the Fund Account as if it were not registered as a CTA and exempt from the requirements applicable to a registered CTA with respect to the Fund]. [MONEY MANAGER TO SELECT THE APPLICABLE PROVISION]

5.    Investment Objectives, Policies and Restrictions. RIM shall provide Money Manager with a statement of the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), and with the Disclosure Documents and the Fund’s policies and procedures. RIM retains the right, on written notice to Money Manager from RIM, to modify the Investment Guidelines in any manner at any time and Money Manager shall comply with the amended Investment Guidelines in accordance with the timelines established for such change. The Investment Guidelines, as amended from time to time, are hereby incorporated into this Contract.

6.    Transaction Procedures.

(a)

All transactions in the assets of the Fund Account will be consummated by payment to or delivery by State Street Bank & Trust Company (State Street or any successor custodian identified in writing by RIM to Money Manager, the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Investment Company, of all cash and/or securities due to or from the Fund Account. Money Manager shall not have possession or custody of any assets of the Fund Account.

(b)

Money Manager shall advise the Custodian of all investment orders for the Fund Account placed by it in the manner instructed to Money Manager by the Custodian and/or RIM and shall reconcile its Fund Account records to the month end statements from the Custodian within the later of seven (7) business days following month end or three (3) business days after receipt and resolve any differences with the Custodian. Money Manager will provide copies of these monthly reconciliations to RIM if requested.

(c)

RIM shall cause the Investment Company to issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by Money Manager. Investment Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and upon giving proper instructions to the Custodian, Money Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

(d)

Notwithstanding Section 13 hereof, (i) if a Money Manager’s instructions to the Custodian cause an overdraft in the Fund Account, Money Manager shall bear the expense of any resulting Custodian overdraft fees; and (ii) if an error or delay in the daily executed securities trade information provided by Money Manager to the Custodian causes an error in the computation of the Fund’s net asset value that results in a loss to the Fund, Money Manager shall reimburse the Fund for the amount of the Fund’s loss in accordance with the Fund administrator’s NAV Error Correction Procedures.

7.    Brokerage. Subject to the provisions of this Section 7 and any restrictions described in Section 4, Money Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by Money Manager, and for the selection of the markets on/in which the transaction will be executed. References in this Contract to “brokers”, “dealers”, and “broker-dealers” shall be deemed to include any other type of counterparty, unless the context otherwise requires.

(a)

In doing so, the Money Manager’s primary objective shall be to seek to select a broker-dealer that can be expected to obtain the best execution for the Investment Company. However, this responsibility shall not be deemed to obligate the Money Manager to solicit competitive bids for each transaction; and Money Manager shall have no obligation to seek the lowest available commission cost to Investment Company, so long as Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best execution on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker to Money Manager viewed in terms of either that particular transaction or of Money Manager’s overall responsibilities with respect to its clients, including the Investment Company, as to which Money Manager exercises investment discretion, notwithstanding that Investment Company may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge Investment Company a lower commission on the particular transaction.

(b)

RIM requests that the Money Manager execute 25% of all annual listed equity security transactions giving rise to brokerage commissions through those brokers and dealers as notified to Money Manager by RIM, which provide brokerage or research services to RIM or as to which an ongoing relationship will be of value to RIM in its management of the Fund(s), which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as: (i) Money Manager believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best execution on a particular transaction; and (ii) RIM determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to RIM for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary the brokerage research services.

(c)

Money Manager agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the Act) of the Money Manager or RIM except pursuant to Investment Company’s Board approved 17e-1 Policies and Procedures for Affiliated Brokerage Transactions. RIM agrees that it will provide Money Manager with a list of brokers and dealers that are “affiliated persons” of RIM.

(d)

On occasions when the Money Manager deems the purchase or sale of a security or futures contract to be in the best interest of the Investment Company as well as other advisory clients of the Money Manager, the Money Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Money Manager in the manner the Money Manager considers to be the most equitable and consistent with its fiduciary obligations to the Investment Company and to such other clients.

(e)

Money Manager may execute all documents and agreements with brokers and dealers for the purposes of managing the Fund Accounts provided that: (i) the Money Manager does not contravene the Investment Guidelines or Disclosure Documents; (ii) should the Money Manager aggregate transactions of the Fund Account with other client accounts managed by the Money Manager, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund Account and (iii) Money Manager shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(f)	As used in this Section 7, “brokerage and research services” shall have the meaning defined in Section 28(e)(3) of the Securities Exchange Act of 1934.

8.    Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)

Exercise of Voting Rights. Money Manager shall not vote any proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested and will promptly forward any proxies it may receive as directed by RIM. If Money Manager requests that RIM vote a proxy in a specified manner, such request by Money Manager, which shall not be binding upon RIM, shall be made on the sole basis that such vote is in the best interests of the Investment Company’s shareholders and is in accordance with applicable state and federal law, statutes, rules and regulations governing the voting of proxies by registered investment advisers, investment companies and fiduciaries. Each such request shall be accompanied by information satisfactory to RIM explaining the requested vote which information shall set forth any interest, direct or indirect, of Money Manager in the outcome of the vote. In connection with each such request, Money Manager shall be deemed to have made a representation to RIM and the Investment Company that such request has been made in compliance with this Section 8 and that all information provided in connection with such request is accurate and complete in all material respects.

(b)

Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Fund Account or to advise or take any action with respect to any litigation shall remain with RIM, and Money Manager shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of RIM or the Fund Account. However, Money Manager shall reasonably consult with RIM at RIM’s request in this regard.

9.    Reports and Records.

(a)	Money Manager shall:

(i)	Maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time).

(ii)

Provide, upon request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Money Manager, as to the making of, and return on, the investments in the Fund Account and as is necessary to enable RIM to assess the capability of the Money Manager to manage the investments of the Fund Account, and otherwise to comply with Relevant Law.

(iii)	Keep the Fund Account under review and confer with RIM as RIM may reasonably request regarding the investment and management of the Fund Account.

(iv)	Provide RIM with such periodic reports concerning the status of the Fund Account as RIM may from time to time reasonably request.

(v)

With the consent of RIM, or as required by law upon notice to RIM, give any information and assistance and make available any records relating to the Fund Account reasonably required by the auditors of the Fund, or to any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(vi)

Promptly provide to RIM any other information required by Investment Company to fulfill Investment Company’s obligation under its Master Trust Agreement or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by RIM, promptly provide the information required by RIM and/or Investment Company to fulfill its obligations.

(vii)	Provide access to, and a copy of, the accounts and other records relating to the Fund Account whenever reasonably requested by RIM to any person duly authorized by RIM.

(viii)

Within ten (10) business days of each calendar quarter end, Money Manager’s compliance officer shall complete and deliver a compliance questionnaire to RIM, certifying that no material breaches of policy or procedures have occurred in relation to the Fund Account.

(b)	RIM shall provide Money Manager with such periodic reports concerning the status of the Fund Account as Money Manager may from time to time reasonably request.

10.    Fees for Services. The compensation of Money Manager for its services under this Contract shall be paid by RIM, acting as a fiduciary for Investment Company, in accordance with the attached Exhibit C (which may include multiple exhibits covering different fee schedules for different Funds, as agreed between the parties from time to time). To the extent that the Investment Company, as principal, has discharged or been relieved of its duty to pay over to RIM, by reason of its payment to RIM, in its capacity as a fiduciary for Investment Company, any or all amounts payable to the Money Manager, the Money Manager agrees to look solely to RIM for payment of amounts payable to Money Manager hereunder. Money Manager shall disclose to RIM any monetary benefit, fee or commission received by it or any affiliate in relation to the investment of the Fund Account.

11.    Other Investment Activities of Money Manager. RIM acknowledges that Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, RIM agrees that Money Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund Account, provided that Money Manager acts in good faith, and provided, further, that it is Money Manager’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto. RIM acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which may involve the Fund Account or otherwise. Money Manager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and RIM shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12.    Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit E sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

13.    Limitation of Liability; Indemnification.

(a)

Money Manager shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Contract, or in accordance with (or in the absence of) specific directions or instructions from RIM; provided, however, that such acts or omissions shall not have resulted from Money Manager’s willful misfeasance, bad faith or negligence, violation of the standard of care established by and applicable to Money Manager in its actions under this Contract, or breach of its duty or of its obligations hereunder. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Company and/or RIM may have under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)

Money Manager shall be liable for losses suffered by the Investment Company, RIM or the Fund as a result of RIM acting on instructions believed by RIM to be from the Money Manager or one of its affiliates provided, however, that such losses have not resulted from RIM’s willful misconduct, bad faith or negligence.

(c)

Money Manager agrees to indemnify RIM, its affiliates, the Investment Company and the Fund against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which any of them may incur or suffer as a result of or in connection with Money Manager’s (or its employees’ or agents’) violation of Relevant Law or Money Manager’s willful misfeasance, bad faith or negligence, violation of the standard of care established by and applicable to Money Manager in its actions under this Contract, or breach of its duty or of its obligations hereunder.

(d)

RIM agrees to indemnify the Money Manager and its affiliates against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which the Money Manager or its affiliates may incur or suffer as a result of or in connection with RIM’s (or its employees’ or agents’) violation of this Contract or Relevant Law, or RIM’s negligence or willful misfeasance in carrying out its duties under this Contract.

14.    Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Money Manager understands that the holdings, performance or any other information regarding the Fund Account managed by the Money Manager is the property of the Fund and may be used by the Fund or by RIM as its agent in their discretion, including with respect to RIM’s investment advisory services to the Fund. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

Neither party will make use of any Confidential Information except as expressly authorized in this Contract or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

Notwithstanding anything herein to the contrary, each party to this Contract may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

15.    Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Contract shall be made by Money Manager, and this Contract shall terminate automatically in the event that it is assigned.

Money Manager shall notify RIM in writing of: (1) any proposed change in ownership of Money Manager that may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of Money Manager; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If Money Manager determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, Money Manager shall provide RIM, at Money Manager’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If Money Manager would not otherwise obtain a Legal Opinion, RIM may, in its sole discretion, determine that Money Manager may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 90 days in advance of the ownership change to enable RIM to either (1) take the steps necessary to consider a new Contract with Money Manager, including seeking the approval of the Board at an in-person meeting, and create, file and deliver a supplement to its Disclosure Documents, or (2) review the Legal Opinion or legal memorandum. Money Manager agrees to (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund(s) shareholders and regulators of any such assignment by Money Manager or change in control of Money Manager as RIM reasonably deems necessary and (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called to approve any such assignment by Money Manager or change in control of Money Manager.

16.    Representations, Warranties and Agreements of RIM. RIM represents, warrants and agrees that:

(a)	Money Manager has been duly appointed by the Investment Company Board to provide investment services to the Fund Account as contemplated hereby.

(b)

RIM will deliver to Money Manager a true and complete copy of Investment Company’s current Disclosure Documents and policies and procedures as effective from time to time, such other documents or instruments governing the investments of Fund Account, and such other information as is necessary for Money Manager to carry out its obligations under this Contract.

(c)

The organization of the Investment Company and the conduct of the business of the Fund(s) and the Fund Account as contemplated by this Contract, complies, and shall at all times comply, with the requirements imposed upon the Investment Company by Relevant Law.

(d)

It or the Investment Company may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and that it and the Investment Company have compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

(e)	RIM has received Part 2 of Money Manager’s Form ADV on or before its execution of this Contract.

17.    Representations, Warranties and Agreements of Money Manager. Money Manager represents, warrants and agrees that:

(a)	Money Manager is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”) or an “insurance company” as defined in Section 202(a)(12) of the Advisers Act.

(b)

Money Manager will maintain, keep current and preserve on behalf of the Investment Company, in the manner required or permitted by the Act, the records identified in Exhibit B. Money Manager agrees that such records (other than those required by No. 4 of Exhibit B) are the property of the Investment Company, and will be surrendered to the Investment Company promptly upon request. Money Manager may retain copies of such records, subject to the continued applicability of the confidentiality provisions set forth in Section 14 of this Contract for as long as Money Manager retains such copies.

(c)

Money Manager has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to RIM a copy of the code of ethics and evidence of its adoption, and will make such reports to RIM as required by Rule 17j-1 under the Act.

(d)	If Money Manager is a partnership, Money Manager will notify RIM of any changes in the membership of its partnership within a reasonable time after such change.

(e)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(f)	It maintains insurance coverage in an appropriate amount and shall upon request provide to RIM any information it may reasonably require concerning the amount of or scope of such insurance.

(g)

Money Manager is not, except as set forth in Exhibit D hereto a party to any agreement, arrangement, or understanding such as a non-compete agreement that would restrict, limit, or otherwise interfere with the ability of the Investment Company, RIM or any of its affiliates to employ or engage any of Money Manager’s key investment professionals or any entity, now or in the future, to manage the Fund Account, any other Investment Company assets, or any other assets managed by RIM or any of its affiliates.

(h)

It may be subject to the provisions of the Gramm-Leach Bliley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and regulations promulgated under each of those Acts, and to the extent any is applicable has compliance procedures in place which are reasonably designed to ensure compliance with all applicable requirements related thereto.

18.    Marketing Materials, Trademarks and other Intellectual Property.

(a)

RIM, and/or its affiliates (collectively “Russell Investment Group”), may use certain identifying information including, but not limited to, trade names, trademarks, service marks, photographs, biographical information and general firm background information (the “Proprietary Materials”) of the Money Manager, in Sales Materials, as defined below, only for the purpose of identifying the Money Manager’s relationship and activities with respect to the Funds. Money Manager shall provide such Proprietary Materials upon Russell Investment Group’s request. Sales Materials include, but are not limited to, advertisements (such as material published, or designed, for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints, press releases or excerpts of any other advertisement, sale literature, or published article), and educational or training materials. Money Manager hereby warrants that it has the necessary rights to and does hereby grant to the Russell Investment Group, a non-exclusive, limited license to use the Proprietary Materials in the manner set forth herein. Money Manager hereby represents that it has the necessary authorization and has secured any appropriate releases from each individual portfolio manager within its firm who acts as a portfolio manager to Russell Investment Group products to grant the Russell Investment Group permission to use such manager’s photograph and biographical information as provided herein. Money Manager hereby warrants that to the best of its knowledge the Proprietary Materials and Russell Investment Group’s use thereof pursuant to this Section 18 do not infringe the intellectual property rights of any third party and Money Manager hereby indemnifies the Russell Investment Group against any costs, expenses, losses or damages suffered by or payable by the Russell Investment Group arising out of the breach of this warranty. Money Manager’s grant under this Contract shall extend to Sales Materials distributed by financial intermediaries who have been approved by the Russell Investment Group to distribute Russell Investment Group products.

(b)

The Russell Investment Group shall not, by virtue of this Contract, acquire any right, title or interest in or to any of the Proprietary Materials or any associated goodwill of the Money Manager or its affiliates. The Russell Investment Group shall not take any unauthorized action that could infringe, interfere with or diminish the rights, title or interest in the Proprietary Materials or any associated goodwill of the Money Manager or its affiliates (including but not limited to the use of confusingly similar names or marks in connection with the advertisement, marketing or sale of a good or service). The Russell Investment Group shall use appropriate symbols and footnotes to protect the status of such Proprietary Materials in accordance with the Money Manager’s reasonable policies adopted from time to time and provided to Russell Investment Group. Money Manager shall not look to the Investment Company for satisfaction of RIM’s obligations under this Section 18.

(c)

Money Manager and its affiliates may issue Sales Materials that solely identify Money Manager as a sub-adviser of the Fund but shall not issue any Sales Materials that provide any other information or make any other representations concerning the Fund (such as a description of the Fund and/or its investment strategies, a description of the Money Manager’s investment strategy with respect to the Fund Account, or the assets under management of the Fund Account) without the prior written consent of Russell Investment Group.

19.    Amendment. This Contract may be amended at any time, but only by written agreement between Money Manager and RIM, which amendment, other than amendments to Exhibit B, must be approved by the Board in the manner required by the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of RIM to the Money Manager.

20.    Effective Date; Term. This Contract shall become effective for the Fund(s) on the effective date set forth on the cover page of this Contract, and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required by the Act.

21.    Termination.

(a)	This Contract may be terminated without the payment of any penalty:

(i)	At any time by RIM or the Investment Company upon written notice to the Money Manager; and

(ii)	By Money Manager upon thirty (30) days written notice to RIM.

(b)    Termination of this Contract does not affect any:

(i)	Transactions properly entered into prior to termination;

(ii)	Claims by Money Manager in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(iii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Contract, Money Manager shall:

(i)	Notify RIM and the Custodian of any transactions that remain unsettled as of the termination date;

(ii)	Notify RIM and the Custodian of any fees, charges and expenses due Money Manager through the termination date;

(iii)	Deliver to RIM (or as RIM directs) copies of all records which may be reasonably required by RIM in respect of the Fund Account; and

(iv)	Provide RIM with a report on the Fund Account as of the termination date, including all transactions in the Fund Account since the last report.

22.    Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

23.    No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

24.    Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

25.    Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

26.    Third-Party Beneficiaries. The only parties to this Contract are RIM and the Money Manager, and RIM and the Investment Company are the only beneficiaries of the Money Manager’s services hereunder.

The parties do not intend for this Contract to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Investment Company.

27.    Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

28.    Notices.

(a)	The Money Manager shall:

(i)	Notify RIM immediately of any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law which has not been complied with;

(ii)	Notify RIM immediately of any event having a significant adverse effect on the financial position of the Fund Account, with such particulars as RIM may reasonably require; and

(iii)	Notify RIM immediately if Money Manager is, or if Money Manager is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Contract.

(b)

Any notice given under this Contract shall be in writing and shall be sent to the address or email address as set out in Exhibit F or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party’s address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

29.    Master Trust Agreement Limitation of Liability. The Third Amended and Restated Master Trust Agreement dated March 1, 2018, as amended from time to time, establishing RIC, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Company means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. The Second Amended and Restated Master Trust Agreement dated March 1, 2018, as amended from time to time, establishing RIF, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Russell Investment Funds means the Trustees from time to time serving (as Trustees but not personally) under said Master Trust Agreement. It is expressly acknowledged and agreed that the obligations of RIM hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Investment Company, personally, but shall bind only the trust property of the Investment Company, as provided in each Master Trust Agreement. The execution and delivery of this Contract has been authorized by the Trustees of the Investment Company and signed by an officer of RIM, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Investment Company as provided in each Master Trust Agreement.

30.    Representative Clientele List. RIM consents to Money Manager’s use of Investment Company’s name in its representative client list that is distributed to potential clients so long as this Contract is in effect.

31.    Submission of Target Portfolio.

(a)

Upon request of RIM and prior to the date that the Money Manager assumes discretionary authority in a respect of the Fund Account, the Money Manager shall submit a list of securities which the Money Manager desires the portfolio of the relevant Fund Account to comprise (the “Target Portfolio”). Subsequent to the date that Money Manager assumes discretionary authority for the Fund Account, if there are substantial contributions to or withdrawals from the Fund Account, RIM may, in its discretion, request a Target Portfolio from the Money Manager and implement the Target Portfolio for the Fund Account.

(b)

It is Money Manager’s sole obligation to ensure that any Target Portfolio provided to RIM by the Money Manager is in compliance with the Investment Guidelines, Disclosure Documents and Relevant Law at all times. During implementation of the Target Portfolio by RIM, if there are any changes to the Target Portfolio or if the Target Portfolio would no longer be in compliance with the Investment Guidelines, Disclosure Documents and Relevant Law, Money Manager shall provide RIM with an updated Target Portfolio.

(c)	RIM shall use commercially reasonable efforts to implement the Target Portfolio.

This Portfolio Management Contract is effective as of the date set forth on the cover page hereof.

[Insert Money Manager’s Name Here]	Russell Investment Management, LLC,
as a fiduciary for Investment Company

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

DATE:	DATE:

EXHIBITS:	A.	Funds Subject to Portfolio Management Contract
	B.	Records to be Maintained by Money Manager
	C.	Fees for Investment Management Services
	D.	Description of Money Manager’s Non-Compete Arrangements
	E.	Authorized Persons
	F.	Notice Information

EXHIBIT A

FUNDS SUBJECT TO PORTFOLIO MANAGEMENT CONTRACT

Russell Investment Company:

Russell Investment Funds:

EXHIBIT B

RECORDS TO BE MAINTAINED BY MONEY MANAGER

*1.

A record of each brokerage order, and all other portfolio purchases and sales, given by Money Manager or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,

B.	The terms and conditions of the order, and of any modification or cancellation thereof,

C.	The time of entry or cancellation,

D.	The price at which executed,

E.	The time of receipt of report of execution, and

F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.

A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,

(b)	The Investment Management Company,

(c)	Yourself (i.e., the Money Manager), and

(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.

Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.

A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.

Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Money Manager’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).
**

Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C

FEES FOR INVESTMENT MANAGEMENT SERVICES

[INSERT MONEY MANAGER’S NAME HERE]

IN RESPECT OF RUSSELL INVESTMENT COMPANY

[INSERT FUND NAME HERE]

For investment management services provided to the Fund Account under this Contract, RIM, as a fiduciary for Investment Company, shall pay Money Manager a fee determined by multiplying the Average Total Net Assets (as defined below) by the percentage specified in the table below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered. Fees for individual accounts shall be determined by dividing the Average Account Net Assets by the Average Total Net Assets and multiplying by the fee as calculated above.

             b.p. on the first U.S. $

             b.p. on the next U.S. $

             b.p. on the next U.S. $

             b.p. on the balance

(expressed as annualized rates)

(Aggregated across Russell Investments Group of Companies)

For purposes of this Exhibit:

“Average Account Net Assets” for any quarter shall mean the average of the assets in the Fund Account as reported by the custodian for the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter.

“Average Total Net Assets” for any quarter shall mean the sum of the Average Account Net Assets and the average for the same quarter of all other assets in other accounts (calculated in the same manner as Average Account Net Assets) managed by Money Manager for the Russell Investments Group of Companies which use a substantially equivalent investment strategy to that employed by Money Manager for the Fund Account.

If the Money Manager manages such other accounts, as defined above, and the fee is based on the aggregate total value of those accounts, the Money Manager must include the value of each such other account on any investment management invoice.

“Russell Investments Group of Companies” shall mean RIM and any affiliated company which is a direct or indirect subsidiary of Russell Investments Group, Ltd.

Invoices will be calculated and submitted in USD.

[insert Money Manager name]

Portfolio Management Contract

Effective Date:

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquires may be addressed to GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT D

DESCRIPTION OF MONEY MANAGER NON-COMPETE ARRANGEMENTS

[Insert the word “None” if Money Manager does not currently have a non-compete in place.]

EXHIBIT E

AUTHORIZED PERSONS

Authorized Persons of RIM:

(a)	Execution and Termination of Portfolio Management Contract and Amendments:

Peter Gunning, Global Chief Investment Officer

Kim Rogers, Senior Manager, Portfolio Onboarding

(b)	Amending Investment Guidelines to Portfolio Management Contract:

Those persons listed in section (a)

Authorized Persons of Money Manager:

(a)	Execution of Portfolio Management Contract and Amendments and Acknowledgement of Termination:

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Portfolio Management Contract:

EXHIBIT F

NOTICE INFORMATION

1.	RIM

	Attention:	General Counsel

	With copy to:	Portfolio Onboarding

	Address:	1301 2nd Ave., 18th Floor Seattle, WA 98101

	Email:	malbaneze@russellinvestments.com
	With copy to:	RUS-IM&R_PIT@russellinvestments.com

2.	Money Manager

Attention:

Address: Email: